Exhibit 99.1

[GRAPHIC APPEARS HERE]	Press Release

Chelsea Therapeutics Completes $12.5 Million Equity Financing

Charlotte, NC, March 22, 2007 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced the closing of its previously announced $12.5 million private placement with institutional and other accredited investors. The investment in Chelsea included the sale and issuance of approximately 2.6 million shares of Chelsea’s common stock and warrants to purchase up to approximately 794,000 additional shares of common stock. Leerink Swann & Company served as the placement agent with ThinkEquity Partners acting as financial advisor for the offering.

The proceeds from this financing will be used to fund the continued clinical development of CH-1504 including Phase II trials in rheumatoid arthritis, initiation of pivotal Phase III trials of Droxidopa in neurogenic orthostatic hypotension, expansion of its Droxidopa clinical program into other indications, and general working capital.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is developing Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our history of losses and need to raise more money, reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, the need to acquire or develop additional products and the other risk factors set forth from time to time in our SEC filings.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856